SUBSIDIARIES OF THE COMPANY

LA Internet, Inc., a California corporation

MBM Capital Group, Inc., a Nevada corporation

Allstates Communication, Inc., a Nevada corporation

Global GPP Corp. (80%), a North Carolina corporation (100% owned subsidiary: GPP Hungary Kft, a Hungary corporation)

Atlas Capital Corporation, a California corporation